Exhibit 23.1

MICHAEL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

10544 ALTON AVE NE

SEATTLE, WA  98125

206.353.5736

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Galem Group, Inc.

We hereby consent to the use of our report dated August 23, 2016 with respect to the financial statements of Galem Group, Inc. as of June 30, 2016 and the related statements of operations, shareholders’ equity/(deficit) and cash flows for the period from March 31, 2016 through June 30, 2016.  We also consent to the reference to our firm under the caption “Experts” in the Registration Statement.

Michael Gillespie & Associates, PLLC

Seattle, Washington

October 13, 2016

/S/ Michael Gillespie & Associates, PLLC